EXECUTIVE EMPLOYMENT AGREEMENT

                              AVID TECHNOLOGY, INC.


         This Employment Agreement ("Agreement") is entered into as of July 24, 2002 (the "Effective Date") between Avid Technology, Inc., a Delaware corporation with its principal executive offices at Avid Technology Park, Tewksbury, Massachusetts (the "Company"), and Paul J. Milbury ("Executive") of 163 Suffolk Road, Chestnut Hill, Massachusetts 02467.

                              Article 1. Services

1.1. Service. During the Term (as defined below), the Company shall retain the services of Executive to serve as an executive of the Company and the Executive shall devote his time and render services to the Company upon the terms and conditions set forth below.

1.2. Duties. During the Term, Executive agrees to perform such executive duties consistent with his position as may be assigned to him from time to time by the Chief Executive Officer or the Board of Directors and to devote his full working time and attention to such duties.

1.3. No Conflicting Commitments. During the Term, Executive will not undertake any commitments, engage or have an interest in any outside business activities or enter into any consulting agreements which, in the opinion of the Company, conflict with the Company's interests or which might impair the performance of Executive's duties as a full time employee of the Company.

                                Article 2. Term

2.1. Term. Subject to earlier termination pursuant to the provisions of this Agreement, the term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until terminated by either the Company or the Executive upon at least 12 months' written notice to the other, provided such notice may not be given by the Company prior to 24 months after the Effective Date. Unless the services of the Executive have terminated prior to or upon the end of the Term in accordance with the provisions of this Agreement, from and after the end of the Term, the Executive shall be an employee-at-will.

                              Article 3. Payments

3.1. Base Compensation. The Company shall pay to Executive a base salary (the "Base Salary") of $300,000 per annum, payable in regular installments in accordance with the Company's usual payment practices. The Base Salary shall be reviewed by the Board of Director's Compensation Committee during the term of this Agreement and adjusted accordingly at the discretion of the Compensation Committee.

3.2. Incentive Payments. During the time Executive is an employee of the Company he shall be entitled to participate, at the sole discretion of the Board of Directors, in any cash incentive payment or bonus plan established by the Company for its executive officers, as such plan is amended from time to time.

3.3. Fringe Benefits. During the time Executive is an employee hereunder, in addition to Executive's Base Salary and incentive payments or bonuses, if any, the Company shall provide Executive and his dependents medical insurance and such other benefits as are generally made available by the Company to its full-time executive employees, as amended from time to time.

3.4. Participation in Equity Incentive Plans. Executive shall be entitled to participate in the Company's stock option plans during the Term to the extent and in the manner determined by the Company's Board of Directors in its absolute discretion.

                             Article 4. Termination

4.1. Termination. Executive's employment hereunder shall terminate immediately upon the occurrence of any of the following events:

        4.1.1. Executive's death;

        4.1.2. Executive's Disability (as defined below);

        4.1.3. The termination of Executive's services hereunder by the Company for Cause (as defined below), to be effective immediately upon delivery of notice thereof;

        4.1.4. The termination of Executive's services hereunder by the Company, without Cause and not as a result of Executive's death or Disability, to be effective immediately upon delivery of notice thereof; or

        4.1.5. The termination of Executive's services hereunder by Executive without Good Reason (as defined below) to be effective thirty (30) days after Executive delivers prior written notice thereof from Executive to the Company.

        4.1.6. The termination of Executive's services hereunder by Executive with Good Reason (as defined below), to be effective thirty (30) days after Executive delivers prior written notice thereof from Executive to the Company.

         "Cause" shall mean (i) Executive's material failure to perform (other than by reason of death or Disability) his duties and responsibilities as assigned by the Chief Executive Officer or Board in accordance with Section 1.2 above, which is not remedied after thirty (30) days' written notice from the Company (if such failure is susceptible to cure), (ii) a breach of any of the provisions of this Agreement or the invention and non-disclosure agreement between the Executive and the Company, which is not cured after ten (10) days' written notice from the Company (if such breach is susceptible to cure), (iii) a serious and material violation of Company policy (for purposes of this clause any violation of the Company's Conflict of Interest policy shall be deemed serious and material), which is not cured after ten (10) days' written notice from the Company (if such breach is susceptible to cure), (iv) fraud, embezzlement or other material dishonesty with respect to the Company, or (v) commission of a felony or any other crime involving fraud, dishonesty or moral turpitude. Notwithstanding the foregoing, "Cause" shall not include any failure to achieve results as a result of factors or events beyond the reasonable control of the Executive.

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

         "Disability" shall mean the Executive's absence from the full-time performance of his duties with the Company for 9 months as a result of incapacity due to mental or physical illness, as a result of which the Executive is deemed "disabled" by the institution appointed by the Company to administer its long-term disability plan (or any successor plan).

         "Good Reason" shall mean (i) a material reduction in the nature of Executive's duties or the scope of Executive's responsibility from those in effect on the date of this Agreement, without Executive's express written consent; (ii) a reduction in Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time, without Executive's express written consent, other than a reduction which is part of an across-the-board proportionate reduction in the salaries of all senior executives of the Company imposed because the Company is experiencing financial hardship (provided such reduction is not more than 20% and does not continue for more than 12 months); (iii) the Company's requiring Executive to be based anywhere other than within fifty (50) miles of Employee's office location as in effect on the date hereof, without Executive's express written consent; and (iv) any material breach of this Agreement by the Company; provided, however, that a termination for Good Reason by Executive can only occur only (i) if Executive has given the Company a notice of intent to terminate for Good Reason at least ten (10) days before giving the termination notice described in Section 4.1.6 above and the Company has not cured the cause for Good Reason within that ten
(10) day period, and (ii) such notice is given within 90 days after the occurrence of the event giving rise to Good Reason.

4.2. Adjustments Upon Termination.

        4.2.1. If Executive's services to the Company terminate pursuant to Sections 4.1.1 or 4.1.2 hereof, (a) the Company shall continue to make payments to Executive or Executive's heirs, successors or legal representatives, as the case may be, in accordance with Section 3.1 hereof until twelve (12) months after the date of such death or Disability (less the amount of any payments made to the Executive under any long-term disability plan of the Company) and (b) notwithstanding any provision to the contrary in any Avid stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan, any stock options or restricted stock awards held by Executive as of the date of death or Disability shall become exercisable or vested, as the case may be, as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the 12 month period immediately following the date of death or Disability. The Company shall have no other liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

        4.2.2. If Executive's services to the Company terminate pursuant to
Section 4.1.3 or 4.1.5 hereof, (a) all payments and benefits provided to Executive under this Agreement shall cease as of the effective date of such termination, except that Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 3.1 above and any benefits due in accordance with the terms of any applicable benefits plans and programs of the Company and (b) all vesting of all stock options then held by the Executive shall immediately cease as of the date of such termination.

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

        4.2.3. If Executive's services to the Company terminate pursuant to
Section 4.1.4 or 4.1.6 hereof, (a) the Company shall continue to make payments to Executive in accordance with Section 3.1 hereof until twelve (12) months after the effective date of such termination (the "Severance Pay Period"), (b) the Company shall pay Executive incentive compensation for the year in which the Termination occurred, in the amount of Executive's target award multiplied by the applicable actual plan payout factor and pro rated by the number of months Executive is employed by the Company during the year of Termination; the bonus will be paid in a lump sum on or about the date on which the Company pays bonuses to senior executives who remain employed with the Company, (c) the Company shall continue to provide Executive with benefits in accordance with
Section 3.3 hereof throughout the Severance Pay Period, (d) the Company shall provide Executive with outplacement benefits in accordance with the Company's then-current executive outplacement program, and (e) notwithstanding any provision to the contrary in any Avid stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan, any stock options or restricted stock awards held by Executive as of the Date of Termination shall become exercisable or vested, as the case may be, as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the 12 month period immediately following the Date of Termination; provided, however, that in order to be eligible to receive any of the salary or benefits under this Section 4.2.3, Executive shall be required to sign a general release of claims against the Company, excluding any claims concerning the Company's obligations under this Agreement. Nothing in this Agreement shall be construed to extend the time period within which any option may be exercised beyond the period specified in the applicable stock plan or under the terms of any grant, award agreement or form for exercising any right under any such plan. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                Article 5. Non-Competition and Non-Solicitation

5.1. Non-Competition and Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees that during the Term and for a period of one (1) year after the effective date of termination of Executive's employment hereunder:

        5.1.1. Executive will not engage in any activity which is competitive with any business which is now, or is at any time during Executive's employment with the Company, conducted by the Company, including without limitation becoming an employee, investor (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, a company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent, partner or director of, or other participant in, any firm, person or other entity in any geographic area that competes or plans to compete with the Company in the business of the development, manufacture, promotion, distribution or sale of digital film, video


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

or audio editing, special effects, 3D or newsroom automation systems or products or other business in which the Company is engaged or plans to engage at the time of Executive's termination. Without limiting the foregoing, the parties agree that the following businesses are, as of the date of this Agreement, competitive with the Company: Adobe, Apple, Autodesk/Discreet Logic, Euphonics, Fairlight, Mackie, Media 100, MOTU, Newtek, Pinnacle Systems, Quantel, SGI/Alias Wavefront, Sony, Steinberg, Thomson/The Grass Valley Group, and all subsidiaries and affiliates of the foregoing companies.

        5.1.2. Executive will not directly or indirectly assist others in engaging in any of the activities in which Executive is prohibited to engage by
Section 5.1.1 above.

        5.1.3. Executive will not directly or indirectly (a) induce any employee of the Company to engage in any activity in which Executive is prohibited from engaging by Section 5.1.1 above or to terminate his or her employment with the Company, or (b) employ or offer employment to any person who was employed by the Company unless such person shall have ceased to be employed by the Company for a period of at least one (1) year.

5.2. Reasonableness of Restrictions. It is expressly understood and agreed that
(a) although Executive and the Company consider the restrictions contained in this Article 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Article 5 is unenforceable, such restriction shall not be rendered void but shall be deemed to be enforceable to such maximum extent as such court may judicially determine or indicate to be enforceable and
(b) if any restriction contained in this Agreement is determined to be unenforceable and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

5.3. Remedies for Breach. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available. Notwithstanding any provision of this Agreement to the contrary, upon the occurrence of any breach of Section 5.1, if Executive is employed by the Company, the Company may immediately terminate the employment of Executive for Cause in accordance with Section 4.1.3, and, whether or not Executive is employed by the Company, the Company shall immediately cease to have any obligations to make payments to Executive under this Agreement.

5.4. Survivorship. Notwithstanding the termination of this Agreement or Executive's services hereunder for any reason, this Article 5 shall survive any such termination.

                            Article 6. Miscellaneous

6.1. Obligation of Successors. Subject to Section 6.4, any successor to substantially all of the Company's assets and business, and any successor to


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

substantially all of the assets of the division of the Company in which Executive is employed, whether by merger, consolidation, purchase of assets or otherwise, shall succeed to the rights and obligations of the Company hereunder.

6.2. Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given (i) when delivered in person, (ii) on the third business day after mailing by registered or certified mail, postage prepaid,
(iii) on the next business day after delivery to an air courier for next day delivery, paid by the sender, or (iv) when sent by telecopy or facsimile transmission during normal business hours (9:00 a.m. to 5:00 p.m.) where the recipient is located (or if sent after such hours, as of commencement of the next business day), followed within twenty-four hours by notification pursuant to any of the foregoing methods of delivery, in all cases addressed to the other party hereto as follows:

         (a) If to the Company:

                           Avid Technology, Inc.
                           Avid Technology Park
                           One Park West
                           Tewksbury, MA  01876
                           Attention:  Vice President, Human Resources
                           Facsimile:  (978) 640-0065

         (b) If to Executive:

                           Paul J. Milbury
                           163 Suffolk Road
                           Chestnut Hill, MA  02467

or at such other address or addresses as either party shall designate to the other in accordance with this Section 6.2.

6.3. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

6.4. Complete Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties with respect to the subject matter hereof, except for the Change in Control Agreement between Executive and the Company dated July 24, 2002, as it may be amended from time to time (the "Change in Control Agreement"). This Agreement shall terminate upon the occurrence of a Change in Control (as defined in the Change in Control Agreement) during the term of the Change in Control Agreement. It may not be modified or amended except upon written amendment approved by the Company's Chief Executive Officer and executed by a duly authorized officer of the Company and by Executive.

6.5. Applicable Law. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts and the parties hereby submit to the jurisdiction of the courts of that state.

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

6.6. Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, it shall not affect any other term or provision of this Agreement. If any provision in this Agreement shall be held to be excessively broad, it shall be construed by limiting it so as to be enforceable to the extent compatible with applicable law.

6.7. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, assigns and personal representatives, except that the duties, responsibilities and rights of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive, except to the extent that the rights of Executive hereunder may be enforceable by his heirs, executors, administrators or legal representatives.

6.8. Captions. Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

                                Avid Technology, Inc.



                                By: /s/ David A. Krall
                                   --------------------------------
                                David A. Krall
                                Chief Executive Officer


                                /s/ Paul J. Milbury
                                -----------------------------------
                                Paul J. Milbury, individually


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